Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 31, 2014, among Gevo, Inc., a company duly incorporated and existing under the laws of Delaware, United States of America, and having its principal executive office at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 as Issuer (the “Company”), the guarantors listed on the signature page hereof (each, a “Guarantor” and, collectively, the “Guarantors”), Wilmington Savings Fund Society, FSB, as Trustee (in such capacity, the “Trustee”), and WB Gevo, Ltd., as the holder of 100% of the aggregate principal amount of the outstanding Notes and the “Requisite Holder” under the Indenture (as defined below) (the “Requisite Holder”). Capitalized terms used herein without definition have the meanings given in the Indenture (as defined below).

RECITALS

WHEREAS, the Company, Guarantors, the Trustee, and Wilmington Savings Fund Society, FSB, as Collateral Trustee, have heretofore executed and delivered an indenture, dated as of June 6, 2014 (as amended, restated, supplemented or otherwise modified by this First Supplemental Indenture, the “Indenture”), providing for the issuance by the Company of 10.0% Convertible Senior Secured Notes due 2017;

WHEREAS, Section 14.02 of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may, with the consent of Requisite Holders, enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture;

WHEREAS, the Company has requested that the Requisite Holder consent to the issuance of the 2014 Warrants, the incurrence of Indebtedness by Company under the 2014 Warrants and the Company’s entry into this First Supplemental Indenture, and the Requisite Holder desires to consent to the issuance of the 2014 Warrants, the incurrence of Indebtedness by Company under the 2014 Warrants and the Company’s entry into this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee enter into this First Supplement Indenture, and the Trustee has agreed to enter into this First Supplemental Indenture on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee and the Requisite Holder hereby covenant and agree as follows:

AGREEMENT

1. Consent to Issuance of the 2014 Warrants. Notwithstanding any term or provision in the Indenture or any other Indenture Document to the contrary, the Requisite Holder hereby consents, effective as of the date hereof, to the offering and issuance of the 2014 Warrants, the execution and delivery of the 2014 Warrant Agreement (as defined below), and the incurrence of the Indebtedness under the 2014 Warrants provided that (a) the initial issuance of the 2014 Warrants shall have been consummated on or before August 15, 2014, (b) such 2014 Warrants are on terms and conditions consistent in all material respects with the terms and conditions specified on Annex A attached hereto or as modified so long as such modifications are not adverse in any respect to the Trustee and the Holders, and (c) the consent set forth herein shall not constitute an approval of a transaction under Section 9.01(m) of the Indenture which would enable the Company to make a cash payments on account of the 2013 Warrants and/or the 2014 Warrants (without triggering an Event of Default).

2. Effectiveness; Amendments to Indenture. This First Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors, the Trustee and the Requisite Holder; provided that the amendments to the Indenture contemplated in this First Supplemental Indenture shall only become operative upon the date on which the first 2014 Warrant is issued (the “First Issuance Date”) and so long as the conditions specified in Section 1 of this First Supplemental Indenture have been satisfied. The Company shall notify the Trustee (i) of the issuance of such first 2014 Warrant promptly following the First Issuance Date and shall specify the date of such issuance or (ii) promptly after the Company shall determine that such issuance will not occur.

(a) Section 1.01 of the Indenture is hereby amended by adding the following definitions in the appropriate alphabetical order:

“2014 Warrant Agreement” means the Common Stock Unit Warrant Agreement, dated on or about August 5, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC, acting as warrant agent, as amended, modified, supplemented or restated from time to time.

“2014 Warrants” means the warrants issued by the Company from time to time pursuant to the 2014 Warrant Agreement and all other documents, instruments and agreements evidencing or governing such warrants or providing for any other right in respect thereof, each as amended, modified, supplemented or restated from time to time in accordance with the 2014 Warrant Agreement.

“2014 Warrant Issuance Date” means the first date on which a 2014 Warrant is issued.

(b) The definition of “Disqualified Equity Interests” contained in Section 1.01 of the Indenture is hereby amended by amending and restating the last sentence appearing in such definition as follows:

“The foregoing to the contrary notwithstanding, “Disqualified Equity Interests” shall not include the 2013 Warrants or 2014 Warrants solely as a result of the Black Scholes Value payments required in connection therewith.”

(c) Section 4.30(s) of the Indenture is hereby amended by amending and restating such section in its entirety as follows:

“(s) Indebtedness in respect of the 2013 Warrants and the 2014 Warrants.”

(d) Section 4.33 of the Indenture is hereby amended by amending and restating clauses (vii) and (xii) in their entirety as follows:

“(vii) Restricted Payments required in connection with the exercise of warrants or the conversion of convertible Indebtedness are permitted to the extent that such conversion is for Equity Interests of the Company (and does not involve any cash payments other than in regards to cash payments made in lieu of issuing fractional shares or payment obligations required under the terms of the 2013 Warrants or 2014 Warrants);”

“(xii) cash payments payable on account of the 2013 Warrants in effect on the date hereof, the 2014 Warrants in effect as of the 2014 Warrant Issuance Date, and the cashless exercise of options and warrants in accordance with their terms;”

(e) Section 9.01(m) of the Indenture is hereby amended by amending and restating the section in its entirety as follows:

“(m) the earlier to occur of (i) the occurrence of any event, circumstance or transaction that would entitle the holders of the 2013 Warrants or 2014 Warrants to any cash payment from the Company (or otherwise require the Company to make an offer make a cash payment to such holders) under the 2013 Warrants or 2014 Warrants other than in lieu of the issuance of fractional shares or (ii) the making of a cash payment (or any offer to make such payment) under the 2013 Warrants or 2014 Warrants (in each case, other than in lieu of the issuance of fractional shares ) provided that in each case, no Event of Default will be triggered if the Requisite Holders approve the transaction that triggers the obligation to make a cash payment on account of the 2013 Warrants or the 2014 Warrants.”

3. Indenture Supplemented; Ratification of Indenture. This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. Except as specifically modified herein, the Indenture, as amended, restated, supplemented or otherwise modified by this First Supplemental Indenture, and the Notes, are in all respects ratified and confirmed, and shall remain in full force and effect in accordance with their terms.

4. Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

5. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OR, TO THE EXTENT REQUIRED, THE LAW OF THE JURISDICTION IN WHICH THE COLLATERAL IS LOCATED), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

6. Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture. Delivery of an executed counterpart by facsimile or PDF shall be as effective as delivery of a manually executed counterpart thereof.

7. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED THEREBY.

8. Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any competent New York State court or federal court of the United States sitting in the State and City of New York, County of New York and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this First Supplemental Indenture or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County of New York and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County of New York and Borough of Manhattan.

Each of the Parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this First Supplemental Indenture or the Notes in any such New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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COMPANY:

GEVO, INC.

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

GUARANTORS:

AGRI-ENERGY, LLC

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

GEVO DEVELOPMENT, LLC

By:	/s/ Mike Willis
Name:	Mike Willis
Title:	Chief Financial Officer

TRUSTEE:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ Kristin L. Moore
Name:	Kristin L. Moore
Title:	Vice President

REQUISITE HOLDERS:

WB GEVO, LTD.

By:	/s/ Michael McCormick
Name:	Michael McCormick
Title:	Director